Filed Pursuant to Rule 433

Registration Statement No. 333-180105

Dated March 19, 2012

Final Term Sheet

Great Plains Energy Incorporated

5.292% Notes due 2022

Issuer:	Great Plains Energy Incorporated

Principal Amount:	$287,386,000

Title of Securities:	5.292% Notes due 2022

Maturity Date:	June 15, 2022

Coupon (Interest Rate):	5.292%

Yield to Maturity:	5.004%

Benchmark Treasury:	2.00% due February 15, 2022

Spread to Benchmark Treasury:	+262.5 basis points

Benchmark Treasury Yield:	2.379%

Interest Payment Dates:	Semi-annually on June 15 and December 15, commencing on June 15, 2012

Price to Public:	102.291% of the principal amount, plus accrued interest at the rate of 10.00% from and including March 15, 2012, to but not including March 22, 2012, and any accrued interest at the rate of 5.292% per year from and including March 22, 2012, if settlement is after that date.

Redemption Provision:

On or after June 15, 2014, and prior to March 15, 2022, callable at any time at a make-whole premium of the greater of (i) 100% of the principal amount or (ii) discounted present value at Treasury Rate plus 40 basis points.

On or after March 15, 2022, callable at any time at par.

Settlement Date:	March 22, 2012

CUSIP Number:	391164AF7

Expected Ratings:	Moody’s Investor Services: Baa3 (Stable Outlook) Standard & Poor’s Ratings Group: BBB- (Stable Outlook)

Joint Lead Remarketing Agents:	Goldman, Sachs & Co. J.P. Morgan Securities LLC

Co-Remarketing Agents:	BNP Paribas Securities Corp. SunTrust Robinson Humphrey, Inc. U.S. Bancorp Investments, Inc.

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, J.P. Morgan Securities LLC or Goldman, Sachs & Co. can arrange to send you the prospectus if you request it by calling Goldman, Sachs & Co. toll-free at (866) 471-2526 or J.P. Morgan Securities LLC collect at (212) 834-4533.